Exhibit 14(b)
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 21, 2024, with respect to the consolidated financial statements of Blue Owl Capital Corporation III and subsidiaries, incorporated herein by reference, and our report dated August 16, 2024, with respect to the Senior Securities table under the caption “Senior Securities of OBDE,” included herein, and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.
/s/ KPMG LLP

New York, New York
October 11, 2024